Exhibit 10.1

IMPORTANT – ACTION REQUIRED: In order for your FY16 stock awards to become effective, you must use the voting button at the top of this email, click on “I agree to the award terms & conditions” and reply by 29 February 2016. Failure to respond by this date will result in forfeiture of your award.

Company Confidential Communication to: «First_name» «Last_name»

Please see the attached message from Seifi.

You have been granted awards under the Air Products Long-Term Incentive Plan (the “Plan”). Your FY2016 awards are valued at $             and include:

•	Deferred Stock Units with a three year performance period valued at $ , each Unit (a “Performance Share”) being equivalent in value to one share of Common Stock; and

•	An award of 4-Year Restricted Shares of Company Common Stock issued to you as of 1 December 2015 valued at $ ; and

Your FY2016 Awards are subject to and contingent upon your agreement to the conditions described in the attached Exhibit. Please read these conditions carefully, particularly the descriptions of “Prohibited Activities”. This letter, together with its Exhibit, constitutes the agreement governing your FY2016 Awards (“Awards Agreement”). Your FY2016 Awards are also at all times subject to the applicable provisions of the Long-Term Incentive Plan and to any determinations made by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) or its delegate, with respect to your FY2016 Awards as contemplated or permitted by the Plan or the Conditions.

Neither your FY2016 Awards, this Award Agreement or the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your FY2016 Awards to vest, become exercisable, be earned or be paid out. Except as otherwise indicated all capitalized words used in this Awards Agreement have the meanings described in the Plan.

WITNESSETH the due execution of this Awards Agreement at Allentown, Pennsylvania effective as of the 1st day of December 2015 intending to be legally bound hereby.

AIR PRODUCTS AND CHEMICALS, INC.

By:

Seifi Ghasemi

Exhibit

EXHIBIT I

AIR PRODUCTS AND CHEMICALS, INC. (the “Company”)

LONG-TERM INCENTIVE PLAN

FY2016 AWARD AGREEMENT

1.	As described in the foregoing grant letter, you are hereby granted FY2016 Awards consisting of Restricted Shares of Company Common Stock (“Restricted Shares”) and Deferred Stock Units to be called “Performance Shares” under the Air Products and Chemicals, Inc. Long-Term Incentive Plan (the “Plan”). The Restricted Shares are described in Section 8 of the Plan. The Deferred Stock Units are described in Section 9 of the Plan. The Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) has approved these Awards subject to the applicable provisions of the Plan and the terms of this Agreement, and contingent upon your acceptance of this Agreement. Except as noted herein, all capitalized terms used in this Agreement (including the Addendum) have the meaning ascribed to them in the Plan. A copy of the Plan is available from the Corporate Secretary’s Office of the Company, 7201 Hamilton Boulevard, Allentown, PA 18195-1501.

2.

The Restricted Shares shall be issued to you as of 1 December 2015. Upon issuance of the Restricted Shares, you will be the holder of record of such shares and shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Restricted Shares and receive all dividends or other distributions paid with respect to the Restricted Shares, subject to the restrictions contained in Paragraph 3. In the event of any change in the outstanding shares of Common Stock of the Company or the occurrence of certain other events described in Section 12 of the Plan, an equitable adjustment of the number of Restricted Shares covered by this Agreement shall be made consistent with the impact of such change or event upon the rights of the Company’s other shareholders, and any additional Shares of Common Stock issued to you as a result of such adjustment shall be Restricted Shares subject to this Agreement, including, without limitation, the restrictions contained in Paragraph 3.

3.	The “Restriction Period” with respect to the Restricted Shares shall be the period beginning 1 December 2015 and ending on the earliest of 1 December 2019 or your death, Disability, or Retirement on or after 1 December 2016. During the Restriction Period, neither the Restricted Shares nor any interest in the Restricted Shares may be sold, assigned, transferred, encumbered, or otherwise disposed of by you; provided however, that such Restricted Shares may be used to pay the exercise price by attestation upon your exercise of Stock Options, with the stipulation that the Restricted Shares attested will remain subject to the restrictions of this Paragraph 3 and the terms of this Agreement. If your employment by the Company and all its Subsidiaries is terminated for any reason prior to 1 December 2016, or for any reason other than death, Disability, or Retirement after 1 December 2016 but prior to 1 December 2019, the Restricted Shares shall be forfeited in their entirety. At the end of the Restriction Period, all nonforfeited Restricted Shares shall become transferable and otherwise be regular Shares.

4.	At the end of the Restriction Period, and, if earlier, upon your election to include the value of the Restricted Shares in your federal taxable income pursuant to Internal Revenue Code Section 83(b), payment of taxes required to be withheld by the Company must be made. When taxation occurs at the end of the Restriction Period, applicable taxes will be withheld by reducing the number of the Restricted Shares issued to you without restriction by an amount equal in market value to the taxes required to be withheld, unless you elect to satisfy such obligations by making a cash payment to the Company. In the event you make a Section 83(b) election, applicable taxes must be paid in cash to the Company at the time the election is filed with the Internal Revenue Service.

5.	In the event your employment is terminated due to your death on or after 1 December 2016, the Restricted Shares shall be transferred free of restriction, reduced by any applicable taxes, to your Designated Beneficiary as soon as administratively practical after your death.

6.	The Performance Shares granted to you will be earned in accordance with the Performance Share Earn Out Rules attached as the Addendum to this Agreement based on Air Products Relative Total Shareholder Return in relation to the Peer Group over the three fiscal year performance period beginning 1 October 2015 and ending 30 September 2018 (the “Performance Period”). Subject to the forfeiture conditions contained in Paragraph 7, each earned Performance Share will entitle you to receive, at the end of the Deferral Period (as defined below), one Share.

7.	The Deferral Period will begin on the date of this Agreement and will end on 1 December 2018. If your employment by the Company and all its affiliates is terminated for any reason other than an Involuntary Termination prior to 1 December 2016, all your Performance Shares will be automatically forfeited in their entirety. If your employment by the Company and all its affiliates terminates on or after 1 December 2016, but during the Deferral Period, other than due to death, Disability, Retirement or Involuntary Termination, all of your Performance Shares will be automatically forfeited. If your employment by the Company and all its affiliates is terminated on or after 1 December 2016, but during the Deferral Period, due to death, Disability, or Retirement, you will not forfeit a pro-rata portion of your earned Performance Shares, which portion in each case shall be based on the number of full months you worked during the Performance Period. If your employment is terminated at any time during the Deferral Period due to Involuntary Termination and you execute a general release of claims against the Company in a form satisfactory to the Administrator (a “Release”), you will not forfeit a pro rata portion of your earned Performance Shares, which portion shall be based on the number of full months you worked during the Performance Period. If you do not execute a Release, your Performance Shares will be forfeited in their entirety. For purposes of this Paragraph 7, an Involuntary Termination which is also a Retirement shall be treated as an Involuntary Termination.

8.	As soon as administratively practical after the end of the Deferral Period, Performance Shares earned and not forfeited shall be paid in Shares, reduced by the number of Shares equal in market value to any taxes required to be withheld by the Company, unless you elect to make a cash payment to the Company to satisfy the withholding obligation. No cash dividends or other amounts shall be payable with respect to the Performance Shares during the Deferral Period. At the end of the Deferral Period, for each earned and nonforfeited Performance Share, the Company will also pay to you a cash payment equal to the dividends which would have been paid on a Share during the Deferral Period (“Dividend Equivalents”), net of taxes required to be withheld by the Company.

9.	If your employment by the Company or a Subsidiary terminates during the Deferral Period due to death, payment in respect of earned Performance Shares that are not forfeited and of related Dividend Equivalents shall be made, as soon as practical after the Deferral Period, to your Designated Beneficiary or, if none, your legal representative, net of taxes required to be withheld by the Company.

10.	In the event of any change in the outstanding Shares of Common Stock of the Company or the occurrence of certain other events as described in Section 12 of the Plan, an equitable adjustment of the number of Performance Shares covered by this Agreement shall be made as provided in the Plan.

11.	Notwithstanding anything to the contrary above, if your employment by the Company and its affiliates is terminated and such termination constitutes a “Termination of Employment” within the meaning of the Air Products and Chemicals, Inc. Executive Separation Program (the “Program”) and the Administrator of the Program determines you are entitled to the benefits of the Program, your outstanding Awards under this Agreement shall be treated in accordance with the Program.

12.	(a) Notwithstanding anything to the contrary above, any Performance Shares earned or paid and any related Dividend Equivalents paid to you may be rescinded within three years of their payment if the earning of such Performance Shares is predicated upon the achievement of financial results that are subsequently the subject of a restatement; the Committee determines in its sole discretion that you engaged in misconduct that caused or partially caused the need for the restatement; and the Performance Shares would not have been earned or a lesser amount of Performance Shares would have been earned based upon the restated financial results. In the event of any such rescission, you shall pay to the Company the amount of any gain realized or payment received as a result of any rescinded payment, in such manner and on such terms as may be required, and the Company shall be entitled to reduce the amount of any amount owed to you by the Company or any Subsidiary by such gain or payment.

(b)	Notwithstanding any other provisions of this Agreement, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement, the Company may recover from you any amounts or awards which it is required to recover under Section 10D of the Securities Exchange Act of 1934 or any other applicable law or securities exchange listing standard.

13.	Notwithstanding any other provisions of this Agreement, in the event the Company determines, in its sole discretion, that you have engaged in a “Prohibited Activity” (as defined below), at any time during your employment, or within one year after termination of your employment from the Company or any Subsidiary, the Company may forfeit, cancel, modify, rescind, suspend, withhold, or otherwise limit or restrict any unexpired, unpaid, unexercised, or deferred Awards outstanding under this Agreement, and any exercise, payment, or delivery of an Award or Shares pursuant to such an Award may be rescinded within six months after such exercise, payment, or delivery. In the event of any such rescission, you shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery, in such manner and on such terms as may be required by the Company, and the Company shall be entitled to reduce the amount of any amount owed to you by the Company or any Subsidiary by such gain or payment.

The Prohibited Activities are:

(a)	Your making any statement, written or verbal, in any forum or media, or taking any action in disparagement of the Company or any Subsidiary or affiliate thereof (hereinafter, the “Company”), including but not limited to negative references to the Company or its products, services, corporate policies, current or former officers or employees, customers, suppliers, or business partners or associates;

(b)	Your publishing any opinion, fact, or material, delivering any lecture or address, participating in any film, radio broadcast, television transmission, internet posting, social media, and/or any other electronic media;, or communicating with any representative of the media relating to, confidential matters regarding the business or affairs of the Company;

(c)	Your failure to hold in confidence all Trade Secrets of the Company that came into your knowledge during your employment by the Company, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(d)	Your failure to hold in confidence all Confidential Information of the Company that came into your knowledge during your employment by the Company, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company;

(e)	Your failure, in the event of your termination of employment for any reason, promptly to deliver to the Company all memoranda, notes, records, manuals, or other documents, including all electronic or other copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by you or furnished to you by virtue of your employment with the Company; or your failure promptly to deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to you by virtue of your employment with the Company;

(f)	Your rendering of services for any organization as an employee, officer, director, consultant, advisor, agent, broker, independent contractor, principal, or partner, or engaging directly or indirectly in any business which, in the sole judgment of the Company, is or becomes competitive with the Company during the one (1) year period following the termination of your employment; or directly or indirectly soliciting any customer, supplier, contractor, employee, agent, or consultant of the Company with whom you had contact during the last two years of your employment with the Company or became aware of through your employment with the Company, to cease doing business with, or to terminate their employment or business relationship with, the Company; or

(g)	Your violation of any written policies of the Company applicable to you, including, without limitation, the Company’s insider trading policy.

The provisions of this Paragraph 13 are in addition to, and shall not supersede, the terms of your Employee Patent and Confidential Information Agreement entered at the time you were employed by the Company.

You expressly acknowledge and affirm that the foregoing provisions of this Paragraph 19 are material and important terms of this Agreement and that your agreement to be bound by the terms of this Paragraph 19 is a condition precedent to your FY2016 Awards.

14.	All determinations regarding the interpretation, construction, enforcement, waiver, or modification of this Agreement and/or the Plan shall be made by the Committee in its sole discretion and shall be final and binding on you and the Company. Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

15.	If any of the terms of this Agreement in the opinion of the Company conflict or are inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Agreement to be consistent with applicable laws or regulations.

16.	You understand and acknowledge that the Company holds certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all Shares awarded, cancelled, vested, unvested, or outstanding (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about you. You hereby provide explicit consent to the Company and any Subsidiary to process any such personal data and sensitive personal data. You also hereby provide explicit consent to the Company and any Subsidiary to transfer any such personal data and sensitive personal data outside the country in which you are employed, and to the United States. The legal persons for whom such personal data are intended are the Company and any third party providing services to the Company in connection with the administration of the Plan.

17.	By accepting this award, you acknowledge having received and read the Plan Prospectus, and you consent to receiving information and materials in connection with this Award or any subsequent awards under the Company’s long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by Website access, and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you. This Agreement and the Plan, which is incorporated herein by reference, constitute the entire agreement between you and the Company regarding the terms and conditions of this Award.

18.	You submit to the exclusive jurisdiction and venue of the federal or state courts of the Commonwealth of Pennsylvania to resolve all issues that may arise out of or relate to and all determinations made under this Agreement. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts or choice of law rules or principles.

19.	If any court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

20.	Neither your FY2016 Awards, this Award Agreement, nor the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your Awards to vest or become exercisable.

Attachment

FY2016-2018 Performance Share Earn Out Schedule

1.	Performance Shares Earned. For the avoidance of doubt, terms used in this Addendum will have the same definition as in the Agreement. The number of Performance Shares earned will be determined in accordance with the following formula:

(PERFORMANCE SHARES AWARDED) x (PAYOUT FACTOR) =

(PERFORMANCE SHARES EARNED)

2.	Payout Factor. The Payout Factor is based on the Company’s TSR Percentile Rank among the Peer Group for the Performance Period. The initial Payout Factor is determined in accordance with the following schedule:

Company’s TSR Percentile Rank	Percentage of Performance Shares Vesting
≥ 75th %ile	200%
≥ 50th %ile	100%
≥ 30th %ile	30%
< 30th %ile	0%

The Payout Factor will be interpolated for TSR Percentile Rank between discrete points.

The initial Payout Factor will be increased by 15 percentage points to determine the maximum Payout Factor. The Committee, in its discretion, may decrease the maximum Payout Factor by up to 30 percentage points (15 percentage points from the Initial Payout Factor to determine the actual Payout Factor). The Committee, in its discretion, may adjust the amount of any individual’s payout, but it may not exceed the maximum Payout Factor.

3.	Definitions. “Beginning Price” means, with respect to the Company’s and any other Peer Group member’s common stock, the average of the closing sale prices of a share of such common stock on the principal exchange on which such stock is traded for the thirty (30) calendar days preceding the first day of the of the Performance Period.

4.	“Ending Price” means, with respect to the Company’s and any other Peer Group member’s common stock, the average of the closing sale prices of a share of such company’s common stock on the principal exchange on which such stock is traded for thirty (30) calendar days ending with the last day of the Performance Period.

The “Peer Group” shall be the following companies:

Celanese Corp.	Ingersoll-Rand, Plc
Danaher Corp.	Illinois Tool Works, Inc.
Dover Corp.	Parker-Hannifin Corp.
DuPont (E.I.) De Nemours & Co.	PPG Industries Inc.
Eastman Chemical Co.	Praxair, Inc.
Eaton Corp.	Rockwell Automation, Inc.
Ecolab Inc.	TE Connectivity, Ltd.
Huntsman Corp.

The Peer Group may be modified by the Committee in the event of the merger, acquisition or bankruptcy of a Peer Group member. The Peer Group may also be modified by the Committee in connection with a corporate transaction of the Company.

“Total Shareholder Return” or “TSR” shall be the percent increase/decrease in value that would be experienced from purchasing a share of the Company’s or a Peer Group member’s common stock, at the Beginning Price and holding it for the Performance Period and selling at the Ending Price of such a share, assuming that dividends and other distributions are reinvested in additional shares of such stock at the closing market price on the ex-dividend date. Any non-cash distributions shall be valued at market value that shall be determined by the Committee.

“TSR Rank” means the ranking of the Company’s TSR among the TSRs for the Peer Group members for the Performance Period. TSR Rank is determined by ordering the Peer Group members and the Company from highest to lowest based on TSR for the Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. In the event of any ambiguity, the determination of the Committee shall be final and binding.

The TSR Percentile Rank will be determined as follows:

The nth ranked company out of the N companies (including Air Products) would have the following TSR Percentile Rank

(N – n)
TSR Percentile Rank =	(N – 1)

That is, if Air Products ranked 5th out of 16 companies, its TSR Percentile Rank would be 73.3% ((16-5)/(16-1)), which would give a Vesting Percentage of 193.3%.

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